EXHIBIT 99.1

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881

www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

Investor Relations Contact:
Jessica Lloyd
The Trout Group
(646) 378-2928
jlloyd@troutgroup.com

SDIX Reports Fourth Quarter and Full Year 2011 Results

Year-over-Year Life Science & Food Safety Revenues Both Increase 7%
Fourth Quarter Revenues Decline over Prior Year

Conference Call to Review Results at 4:30PM ET Today

NEWARK, DE (March 22, 2012) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the quarter and fiscal year ended December 31, 2011.

Revenues for the fourth quarter of 2011 were $5.5 million, decreasing from $6.3 million for the same period in 2010.  As described below, the Company’s core Life Science and Food Safety businesses continued to grow year-over-year for the full fiscal year, but decreased quarter-over-quarter by 10% and 15%, respectively.  These decreases were primarily related to the timing of IVD sales and external legislative changes in the food industry, respectively.

Full year 2011 revenues were $24.2 million, increasing 3% from $23.6 million in 2010.  Notably though, for the full year, Life Science and Food Safety revenues each increased 7% over full year 2010.

Net income for the fourth quarter of 2011 was $1.7 million, compared to a net loss of $260,000 for the same period in 2010.  Net loss for the full year was $298,000, compared to a net loss of $963,000 for full year 2010. Net income for the fourth quarter of 2011 included income from discontinued operations of $3.2 million, compared with income from discontinued operations of $504,000 in 2010.  For the full year 2011, net loss included income from discontinued operations of $4.5 million, compared with income from discontinued operations of $2.3 million for full year 2010.

 Highlights

●
Sold Water Quality Division to Modern Water Plc – SDIX’s Water Quality assets were sold for $4.6 million, which resulted in a gain of $3.0 million on the sale.  The sale included the division’s intellectual property, current inventory and commercial contracts, as well as equipment and staff.

●
Signed Collaboration with BD Diagnostics to Develop a Microbiology Detection Solution – The agreement, signed in January 2012,  aims to commercialize a novel system to address market needs for faster time to results and accurate detection of microorganisms.  The partnership combines SDIX’s expertise in development of high performance antibodies with BD’s expertise in diagnostic system development.  SDIX received an upfront payment of $1.25 million, along with $2.5 million in potential milestone payments and royalties on future product sales.

●	Published Peer-Reviewed Article Characterizing GATTM Strengths – The article provided data showing the advantage of SDIX’s antibody technology versus current conventional approaches.
●
Launched 24-Hour Listeria Testing Solution – RapidChek® Listeria F.A.S.T.™ Test System was successfully introduced to the market.  The test subsequently earned AOAC Performance-Tested Methods Certification.  The product allows food producers to now better meet “test-and-hold” requirements.

Francis DiNuzzo, SDIX’s President and CEO, commented, “Overall, in 2011, we were pleased to see the positive results from our efforts to refocus SDIX on the large and growing Life Science and Food Safety markets.  While the fourth quarter was challenging for these core businesses, we did see solid year-over-year growth in both of these areas. We are especially pleased with the continued strength of our IVD business, which delivered over 30% annual growth in booked orders in 2011. Our GAT™ platform developments continued to show progress against the milestone plans we have set out. In addition to these achievements, we continued to strengthen our Food Safety business, with the successful launch of our Listeria F.A.S.T.™ Test System.  Our international business distribution network continues to exhibit solid growth, with 72% year-over-year growth across both core business product lines. Lastly, the divestiture of our Water Quality business and our first quarter 2012 deal with BD Diagnostics represent noteworthy milestones in the Company’s evolution as well as provide additional financial resources that we plan to utilize going forward.

Financials
Gross profit for the fourth quarter of 2011 was $2.8 million, as compared to $3.5 million for the same period in 2010.  Gross margins were 51% for the fourth quarter of 2011, compared to 56% for the same period in 2010. Gross profit for the year ended December 31, 2011 was $13.5 million, as compared to $13.7 million in 2010.  Gross margin in 2011 was 56%, compared to 58% in 2010.

Fourth quarter operating expenses were $4.3 million, up $77,000 compared to the fourth quarter of 2010. Operating expenses for the year ended December 31, 2011 increased to $18.2 million, compared to $16.9 million for the year ended December 31, 2010.  This overall increase was primarily due to planned R&D investments in SDIX’s next generation GAT™ platform, as well as in product and marketing expansion across both core businesses.  The operating loss from continuing operations for the fourth quarter of 2011 was $1.5 million, compared to $765,000 for the fourth quarter of 2010.  Operating loss from continuing operations for 2011 rose to $4.7 million, compared to $3.2 million in 2010.

Due to the sale of the Company’s Water Quality assets, the financial information of the Water Quality division has been reflected in the financial statements as discontinued operations.  Income from discontinued operations for the fourth quarter was $3.2 million in 2011, including the gain on the sale of the assets, as compared with $504,000 in 2010.  Net income for the fourth quarter of 2011 was $1.7 million, or $0.08 per diluted share, compared to a net loss of $260,000, or $0.02 per diluted share, for the same period in 2010.  Net loss for the year ended December 31, 2011 was $298,000, or $0.01 per diluted share, compared to a net loss of $963,000, or $0.05 per diluted share, for the year ended December 31, 2010, including income from discontinued operations of $4.5 million in 2011 and $2.3 million in 2010.

Life Science Revenues
Life Science revenue decreased to $3.8 million for the fourth quarter of 2011, as compared to $4.2 million for the same period in 2010.  This decrease was primarily related to order timing in the IVD business, as larger orders were placed earlier in the year.  Overall in 2011, the IVD business booked 34% more orders than in 2010.  Full year 2011 Life Science revenue grew 7%, to $16.5 million, as compared to $15.4 million for full year 2010.

Kit Revenues
Food Safety revenue decreased 15%, to $1.4 million, for the fourth quarter of 2011, as compared to $1.6 million for the same period in 2010.  Full year 2011 Food Safety revenue grew 7% to $6.3 million, as compared to $5.9 million for the same period in 2010.

As the Company continued to shift focus away from the Ag-GMO business, year-over-year revenue decreased by $872,000 to $1.3 million.

Balance Sheet
The Company completed the fourth quarter and year end 2011 with cash and restricted cash of $11.0 million and stockholders’ equity of $20.0 million.  Our cash position for 2011 compares favorably to the 2010 year-end cash position of $8.8 million.

Conference Call
The dial-in number for the live conference call at 4:30PM ET today will be 877-407-9210 (201-689-8049 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. ET on March 22, 2012 through 11:59 p.m. ET on April 5, 2012. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 391104.

About SDIX (www.sdix.com)
SDIX is a biotechnology company with a core expertise in creating better antigens, better antibodies and better assays for the pharmaceutical, biotechnology and food safety markets. For over 20 years, SDIX has been a leading immuno-solutions company, developing results-oriented and innovative antibody-based solutions that enable customers to meet high performance research, diagnostic and commercialization objectives.

In the life science market, SDIX’s technology and capabilities are being used to help discover disease mechanisms, facilitate development of new drugs and provide antibodies and assays for the diagnosis of disease.  In the food safety market, SDIX continues to expand its footprint as an international supplier of rapid pathogen test technologies that enable more accurate and cost-effective results.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets :
Cash and cash equivalents	$10,665	$8,056
Restricted cash	300	700
Receivables, net	3,758	4,376
Inventories	2,142	3,333
Other current assets	618	561
Total current assets	17,483	17,026

Property and equipment, net	3,890	4,087
Other assets	6	45
Deferred tax asset	36	37
Intangible assets, net	1,207	1,321
Total assets	$22,622	$22,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$300	$400
Accounts payable	556	491
Accrued expenses	1,769	1,597
Deferred revenue	-	24
Total current liabilities	2,625	2,512

Long-term debt	-	300

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 50,000,000 and 35,000,000 shares authorized, at December 31, 2011 and December 31, 2010, respectively
21,000,960 and 20,916,433 issued
at December 31, 2011 and December 31, 2010, respectively	210	209
Additional paid-in capital	42,146	41,551
Treasury stock, 406,627 common shares at cost
at December 31, 2011 and December 31, 2010	(555)	(555)
Accumulated deficit	(21,537)	(21,239)
Cumulative translation adjustments	(267)	(262)
Total stockholders' equity	19,997	19,704
Total liabilities and stockholders' equity	$22,622	$22,516

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Revenues	$5,547	$6,255	$24,193	$23,559

Cost of sales	2,733	2,763	10,663	9,832

Gross profit	2,814	3,492	13,530	13,727

OPERATING EXPENSES:
Research and development	973	870	3,734	3,034
Selling, general and administrative	3,361	3,387	14,504	13,880
Total operating expenses	4,334	4,257	18,238	16,914

Operating loss	(1,520)	(765)	(4,708)	(3,187)

Interest expense, net	(6)	(7)	(33)	(42)

Loss from continuing operations before taxes	(1,526)	(772)	(4,741)	(3,229)

Income tax expense (benefit)	-	(8)	29	(8)

Loss from continuing operations	(1,526)	(764)	(4,770)	(3,221)

Discontinued operations:

Income from discontinued operations	204	504	1,439	2,258

Gain on sale	3,033	-	3,033	-

Income from discontinued operations	3,237	504	4,472	2,258

Net income (loss)	$1,711	$(260)	$(298)	$(963)

Basic loss per share from continuing operations	$(0.07)	$(0.04)	$(0.23)	$(0.16)
Basic income per share from discontinued operations	0.16	0.02	0.22	0.11

Basic income (loss) per share	$0.08	$(0.01)	$(0.01)	$(0.05)

Shares used in computing basic
income (loss) per share	20,472,771	20,295,779	20,435,935	20,251,534

Diluted loss per share from continuing operations	$(0.07)	$(0.04)	$(0.23)	$(0.16)
Diluted income per share from discontinued operations	0.16	0.02	0.22	0.11

Diluted income (loss) per share	$0.08	$(0.01)	$(0.01)	$(0.05)

Shares used in computing diluted
income (loss) per share	20,691,518	20,295,779	20,435,935	20,251,534